Exhibit 10.5

VINE HILL CAPITAL INVESTMENT CORP.

500 E Broward Blvd, Suite 1710

Fort Lauderdale, FL 33394

September 5, 2024

Vine Hill Capital Partners LLC

500 E Broward Blvd, Suite 1710

Fort Lauderdale, FL 33394

Re:	Administrative Support Agreement

Ladies and Gentlemen:

This letter agreement by and between Vine Hill Capital Investment Corp. (the “Company”) and Vine Hill Capital Partners LLC (“Vine Hill Capital Partners”), dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on the Nasdaq Global Market (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i) Vine Hill Capital Partners shall make available, or cause to be made available, to the Company, at 500 E Broward Blvd, Suite 1710, Fort Lauderdale, FL 33394 (or any successor location of Vine Hill Capital Partners), certain office space, administrative and shared personnel support services as may be reasonably required by the Company. In exchange therefor, the Company shall pay Vine Hill Capital Partners the sum of $10,000 per month on the Listing Date and continuing monthly thereafter until the Termination Date; and

(ii) Vine Hill Capital Partners hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”) as a result of, or arising out of, this letter agreement, and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of law principles.

[Signature Page Follows]

Very truly yours,

VINE HILL CAPITAL INVESTMENT CORP.

By:	/s/ Nicholas Petruska
	Name:	Nicholas Petruska
	Title:	Chief Executive Officer

AGREED TO AND ACCEPTED BY:

VINE HILL CAPITAL PARTNERS LLC

By:	/s/ Nicholas Petruska
	Name:	Nicholas Petruska
	Title:	Managing Member

[Signature Page to Administrative Support Agreement]